United States securities and exchange commission logo





                          March 20, 2023

       Peter Ferola
       Chief Legal Officer
       22nd Century Group, Inc.
       500 Seneca Street, Suite 507
       Buffalo, New York 14204

                                                        Re: 22nd Century Group,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 10,
2023
                                                            File No. 333-270473

       Dear Peter Ferola:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing